Exhibit 10.87

PRE CONSTRUCTION MANAGEMENT SERVICES AGREEMENT

THIS CONSTRUCTION MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of February, 2007 to be effective as of July 26th, 2006 (the “Effective Date”) by and between Theriac of Colonial, LLC, a limited liability company (“Owner”) and Devoto Construction of Southwest Florida, Inc., a Florida corporation (“Devoto”).

RECITALS:

A. Owner is the owner of that certain real property located at 2234 Colonial Blvd., Fort Myers, Florida (the “Property”).

B. Devoto is a wholly owned subsidiary of Radiation Therapy Services, Inc., a Florida corporation (“RTSI”), a developer and operator of radiation therapy centers.

C. Owner desires to develop the Property as a radiation therapy center meeting the standards and requirements of RTSI for a radiation therapy center under its 21st Century Oncology flagship brand (the “Project”) and requires construction management services to ensure completion of the Project.

D. Devoto has expertise in providing construction management services.

E. Owner desires to retain Devoto to oversee construction of the Project, act as a liaison between Owner and all architects, engineers, contractors, suppliers and government agencies and provide Owner with construction management services regarding the Project as herein provided.

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1

CONSTRUCTION MANAGEMENT

1.1 Construction Manager. Owner does hereby employ Devoto as its sole and exclusive construction manager for the Project. Devoto shall oversee construction of the Project, act as a liaison between Owner and all architects, engineers, contractors, suppliers and government agencies regarding the Project and provide construction management services including ensuring qualified engineers, architects, contractors and suppliers are used, monitoring construction schedules, on-site construction inspection, monitor compliance with plans and specifications, review change orders, contract administration, providing Owner with status updates and such other management services related to the Project as is reasonably necessary to ensure completion of the Project (the “Services”).

1.2 Management Fee. Owner shall pay to Devoto a management fee equal to 30% of the cost of the Project which shall be payable in [quarterly] installments during the process of the Project. Devoto’s fees for its Services shall be invoiced to Owner and shall be payable by Owner to Devoto within thirty (30) days of the date of the invoice. Invoices not paid within such thirty (30) day time period shall bear interest at the lesser of eighteen percent (18%) or the maximum contract rate of interest allowable by law.

1.3 Indemnity. Owner recognizes and agrees that it is solely responsible for the design, development and construction costs of the Project including without limitation the costs of architectural, engineering, construction and supplier goods and services rendered by third parties in connection with the Project and Owner shall, at Owner’s sole expense, indemnify, defend and hold Devoto harmless of, from and against any and all such costs. This Section 1.3 shall survive the termination or expiration of this Agreement.

1.4 Termination. This Agreement shall remain in effect until the Project is completed or abandoned and may be terminated by either party prior to such time upon thirty (30) days written notice to the other party or immediately upon mutual written consent of the parties.

SECTION 2

GENERAL PROVISIONS

2.1 Binding Effect. Subject to any provision hereof restricting assignment, this Agreement shall be binding upon and inure to the benefit of the executing parties and their respective successors and assigns.

2.2 Costs and Attorneys’ Fees. If any party to this Agreement brings or commences any legal action or proceeding to enforce any of the terms of this Agreement (or for damages by reason of an alleged breach of this Agreement), the prevailing party in such action shall be entitled to recovery of all costs and expenses of litigation, including reasonable attorneys’ fees and costs, as part of its judgment. The prevailing party shall also be entitled to recovery of all costs and expenses, including reasonable attorneys’ fees, in enforcing any judgment awarded to it.

2.3 Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed, either by the parties hereto or by any third party, to create any partnership, joint venture or other association between Owner and Devoto.

2.4 Notices. All notices, including deliveries of documentation (i.e., plans and contracts) for review and approval herein shall be sent by either personal delivery, a reputable overnight courier which keeps receipts of delivery (such as UPS or Federal Express), or through the facilities of the United States Post Office, postage prepaid, certified or registered mail, return receipt requested. Any such notice shall be effective upon delivery, if delivered by personal delivery or overnight courier, and seventy-two (72) hours after dispatch, if mailed in accordance with the above. Notices to the respective parties shall be sent to the following addresses unless written notice of a change of address has been previously given pursuant hereto:

To Owner:	Theriac of Colonial, LLC
2234 Colonial Blvd.
Fort Myers, FL 33907
Attention: Daniel E. Dosoretz, M.D.

To Devoto:	Devoto Construction of Southwest Florida, Inc.
2234 Colonial Boulevard
Fort Myers, FL 33907
Attn: David M. Koeninger
Phone: (239) 931-7282
Fax: (239) 931-7380

2.5 Consents. Whenever in this Agreement a party is, or may be, called upon to give its consent or approval to any action, except as otherwise specifically provided herein, the consent or approval shall not be unreasonably withheld or delayed.

2.6 Entire Agreement; Modification. This Agreement (including the Recitals set forth at the beginning of this Agreement, all of which are incorporated herein by this reference) embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein. All prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

2.7 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of Florida.

2.8 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

2.9 Interpretation. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa, and the use of the terms “include,” “includes” and “including” shall be without limitation to the items which follow.

2.10 Severability. In case any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

2.11 Joint Drafting. The parties acknowledge that each has played an equal part in the negotiation and drafting of this Agreement, and in the event any ambiguities should be realized in the construction or interpretation of this Agreement, such ambiguities shall not be construed against either party solely on account of authorship.

2.12 Time is of the Essence. The parties acknowledge that time is of the essence for each time and date specifically set forth in this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

“Owner”

By:	/s/ Daniel E. Dosoretz
Name:	Daniel E. Doseretz
Title:	Manager

“Devoto”

DEVOTO CONSTRUCTION OF SOUTHWEST FLORIDA, INC.

By:	/s/ David M. Koeninger
Name:	David M. Koeninger
Title:	CFO

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